Exhibit B.3.1









Public Service Company of New Hampshire

Organized Under the Laws of New Hampshire

August, 1926

ARTICLES OF INCORPORATION

As in effect May 16, 1991


AMENDED ARTICLES OF INCORPORATION OF
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE





ARTICLE I
NAME OF CORPORATION

    The name of this corporation shall be PUBLIC SERVICE COMPANY OF NEW
HAMPSHIRE.


ARTICLE II
CORPORATE POWERS

    The objects for which this corporation is established are to carry on the business of an electric utility within the state of New Hampshire or elsewhere, and to transact any and all lawful business for which corporations may be incorporated under New Hampshire Revised Statutes Annotated Chapter 293-A.


ARTICLE III
PRINCIPAL PLACE OF BUSINESS

    The principal place of business of the corporation shall be located in Manchester in the County of Hillsborough and State of New Hampshire, but the corporation may carry on any portion of its business at other places, either within or without the State of New Hampshire.


ARTICLE IV
AMOUNT AND CLASSES OF THE AUTHORIZED STOCK

    1. The capital stock of the corporation shall consist of two classes designated, respectively, "Preferred Stock" and "Common Stock." The total number of authorized shares shall be twenty-five million (25,000,000) shares of Preferred Stock, $25.00 par value, and one hundred million (100,000,000) shares of Common Stock, $l par value.

    2. No nonvoting equity securities of the corporation shall be issued; this provision is included in these Amended and Restated Articles of Incorporation in compliance with Section 1123 of the United States Federal Bankruptcy Code, 11 U.S.C. Section 1123, and shall have no further force and effect beyond that required by such Section and for so long as such Section is in effect and applicable to the corporation.



ARTICLE V
ISSUANCE AND TERMS OF THE PREFERRED STOCK

    lA. Shares of the Preferred Stock, authorized but not issued, may be issued from time to time in one or more series, in such amounts, on such terms, for such consideration and to such persons as may be determined by the Board of Directors at the time of its vote to issue such series, in its discretion; provided that all shares of the Preferred Stock shall be identical, except in the case of the following relative rights and preferences, as to which there may be variations between series of the Preferred Stock: (a) the rate of dividend, including the extent to which all or any portion of any dividend may be paid in additional shares of Preferred Stock in lieu of cash; (b) the prices, terms and conditions of redemption;
(c) the amount payable upon shares in event of voluntary liquidation; (d) sinking fund provisions, if any, for the redemption or purchase of shares; and (e) the terms and conditions, if any, on which shares may be converted.

    lB. In order for the Board of Directors to establish a series of the Preferred Stock, the Board of Directors shall adopt a resolution setting forth the number of shares and designation of such series of the Preferred Stock and fixing and determining the relative rights and preferences of such series; and upon the filing by the Secretary of State of the State of New Hampshire of the statement required by the New Hampshire Business Corporation Act, the resolution shall become effective and shall constitute an amendment of these Articles of Incorporation.


DIVIDENDS

    2A. The holders of any series of the Preferred Stock shall receive, when declared by the Board of Directors, preferential dividends at such rate and payable on such dividend payment dates in each year as said Board may determine at the time of its vote to issue said series, such dividends to be payable out of funds legally available therefor to the Preferred Stockholders of record on such dates as may be fixed by said Board, provided, however, that dividends shall not be declared and set apart for payment, or paid, on the Preferred Stock of any one series, for any dividend period, unless like proportionate dividends, ratably in proportion to the respective dividend rates, have been or are contemporaneously declared and set apart for payment, or paid, on the Preferred Stock of all series for all dividend periods terminating on the same or an earlier date.

    2B. Dividends on the shares of each series of the Preferred Stock shall be cumulative from the date of original issue of such series or from such other date as the Board of Directors may determine at the time of its vote to issue the shares of such series.

    2C. Unless full cumulative dividends to the last preceding dividend payment date shall have been declared and paid or set apart for payment on all outstanding shares of the Preferred Stock, all mandatory redemption payments then due in respect of all outstanding shares of the Preferred Stock shall have been made or funds for the payment thereof set apart and no event of default (as hereinafter defined) has occurred and is continuing, no junior stock payment (as hereinafter defined) shall be paid on any junior stock. The term "junior stock" as used in these Articlesmeans Common Stock and any other stock of the corporation subordinate to the Preferred Stock in respect of dividends or payment in case of liquidation.

    2D. So long as any shares of the Preferred Stock are outstanding, the corporation shall not declare any dividends or make any other distributions in respect of outstanding shares of any junior stock, other than dividends or distributions in shares of junior stock, or purchase or otherwise acquire for value any outstanding shares of junior stock (the declaration of any such dividend or the making of any such distribution (other than dividends or distributions in shares of junior stock), purchase or acquisition being herein called a "junior stock payment") in contravention of the following:

    (a) If and so long as the junior stock equity (hereinafter defined), adjusted to reflect the proposed junior stock payment, at the end of the calendar month immediately preceding the calendar month in which the proposed junior stock payment is to be made is less than 20% of total capitalization (hereinafter defined) at that date, the corporation shall not make such junior stock payment in an amount which, together with all other junior stock payments made within the year ending with and including the date on which the proposed junior stock payment is to be made, exceeds 50% of the net income of the corporation available for dividends on junior stock for the 12 full calendar months immediately preceding the calendar month in which such junior stock payment is to be made, except in an amount not exceeding the aggregate of junior stock payments which under the restrictions set forth above in this subsection (a) could have been, and have not been, made.

    (b) If and so long as the junior stock equity, adjusted to reflect the proposed junior stock payment, at the end of the calendar month immediately preceding the calendar month in which the proposed junior stock payment is to be made is less than 25% but not less than 20% of the total capitalization at that date, the corporation shall not make such junior stock payment in an amount which, together with all other junior stock payments made within the year ending with and including the date on which the proposed junior stock payment is to be made, exceeds 75% of the net income of the corporation available for dividends on the junior stock for the 12 full calendar months immediately preceding the calendar month in which such junior stock payment is to be made, except in an amount not exceeding the aggregate of junior stock payments which under the restrictions set forth above in this subsection (b) could have been, and have not been, made.

    2E. The term "junior stock equity" as used in these Articles means the aggregate of the par value of, or stated capital represented by, the outstanding shares of junior stock, all earned surplus, capital or paid-in surplus, and any premiums on the junior stock then carried on the books of the corporation, less:

        (a) the excess, if any, of the aggregate amount payable on involuntary liquidation of the corporation upon all outstanding shares of the Preferred Stock over the sum of (i) the aggregate par or stated value of such shares and (ii) any premiums thereon;

        (b) any amounts on the books of the corporation known, or estimated if not known, to represent the excess, if any, of recorded value over original cost of used or useful utility plant; and

        (c) any intangible items set forth on the asset side of the balance sheet of the corporation as a result of accounting convention, such as unamortized debt discount and expense; provided, however, that no deductions shall be required to be made in respect of items referred to in subsections
(b) and (c) of this subdivision 2E in cases in which such items are being amortized or are provided for, or are being provided for, by reserves, including, without limitation, the acquisition premium of approximately eight hundred million dollars ($800,000,000) which the corporation is permitted to recover through rates under the agreement dated as of November 22, 1989, as amended, between Northeast Utilities Service Company ("NUSCO"), a Connecticut corporation, on behalf of its parent, Northeast Utilities ("NU"), an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts, and the Governor and Attorney General of New Hampshire, acting on behalf of the State of New Hampshire.

   2F. The term "total capitalization" as used in these Articles means the aggregate of:

        (a) the principal amount of all outstanding indebtedness for borrowed money of the corporation maturing more than 12 months after the date of issue thereof, and

        (b) the par value or stated capital represented by, and any premiums carried on the books of the corporation in respect of, the outstanding shares of all classes of the capital stock of the corporation, earned surplus, and capital or paid-in surplus, less any amounts required to be deducted pursuant to subsections (b) and (c) of subdivision 2E above in the determination of junior stock equity.

REDEMPTION OR PURCHASE OF THE PREFERRED STOCK

    3A. Except as otherwise provided with respect to a particular series of the Preferred Stock, all or any part of any series of the Preferred Stock at any time outstanding may be called by vote of the Board of Directors for redemption at any time and in the manner herein below provided. If less than all of any series of the Preferred Stock is so called, the Transfer Agent shall determine by lot, or in some other proper manner approved by the Board of Directors, the shares of such series of the Preferred Stock to be called.

    3B. No call for redemption of less than all of the Preferred Stock outstanding shall be made if the corporation shall be in arrears with respect to payment of dividends on or mandatory redemption of or an event of default (as hereinafter defined) shall exist with respect to any shares of the Preferred Stock outstanding.

    3C. Subject to the provisions of subdivision 3B, all or any part of any series of the Preferred Stock may be called for redemption without calling any part or all of any other series of the Preferred Stock.

    3D. Except as otherwise provided with respect to a particular series of the Preferred Stock, the sums payable in respect of any of the Preferred Stock so called shall be payable out of funds legally available therefor at the office of an incorporated bank or trust company in good standing selected by the corporation. Notice of such call, stating the redemption date and the place where the stock so called is payable, shall be sent by first class mail, postage prepaid, not fewer than 30 nor more than 50 days prior to the redemption date to the holders of stock so called at their respective addresses as they appear upon the books of the corporation.

    3E. Except as otherwise provided with respect to a particular series of the Preferred Stock, the corporation shall, on or before the redemption date, deposit with said bank or trust company all sums payable with respect to the Preferred Stock so called. After such mailing and deposit the holders of the Preferred Stock so called for redemption shall cease to have any right to future dividends or other rights or privileges as stockholders in respect of such stock and shall be entitled only to the payment on the redemption date of the sums so deposited with said bank or trust company for their respective accounts. Stock so redeemed may be reissued but only subject to the limitations imposed by this Article V upon the issue of the Preferred Stock.

    3F. The corporation may at any time purchase all or any of the then outstanding shares of the Preferred Stock of any series upon the best terms reasonably obtainable, except that no such purchase shall be made if the corporation shall be in arrears with respect to the declaration and payment of dividends on or mandatory redemption of any shares of the Preferred Stock outstanding or if there shall exist an event of default as defined in subdivision 5B of this Article V.


AMOUNTS PAYABLE ON LIQUIDATION

    4. The holders of any series of the Preferred Stock shall receive upon any voluntary liquidation, dissolution or winding up of the corporation the then current redemption price of such series and if such action is involuntary $25 per share plus in each case all dividends accrued and unpaid (whether or not such dividends have been declared) to the date of such payment, before any payment in liquidation is made on any junior stock. If the net assets of the corporation shall be insufficient to pay said amounts in full, then the entire amount of such net assets shall be distributed among the holders of the Preferred Stock, who shall receive a common percentage of the full respective preferential amounts.


VOTING POWERS

    5A. Except as provided in this Article V and as provided by law, the holders of the Preferred Stock shall have no voting power or right to notice of any meeting.

    5B. Whenever dividends on any share of the Preferred Stock shall be in arrears in an amount equal to or exceeding full dividends for one year thereon, or whenever all mandatory redemption payments then due in respect of all outstanding shares of the Preferred Stock shall not have been declared and paid when due, or whenever there shall have occurred some default in the observance of any of the provisions of this Article V, or some default on which action has been taken by the bondholders or the trustee of any indenture of mortgage or deed of trust of the corporation, or whenever the corporation shall have been declared bankrupt or a receiver of its property shall have been appointed (said conditions being herein called "events of default"), then the holders of the Preferred Stock shall be given notice of all stockholders' meetings and shall have the right voting together as a class to elect the smallest number of additional directors necessary to constitute a majority of the Board of Directors of the corporation and the exclusive right voting together as a class to amend the By-Laws to make such appropriate increase in the number of directorships as may be required to effect such election. When all such arrears of dividends shall have been paid and such events of default shall no longer be continuing, all the rights and powers of the holders of the Preferred Stock to receive notice and to vote shall cease, subject to being again revived on any subsequent event of default.


    5C. Whenever the right to elect directors shall have accrued to the holders of the Preferred Stock, the corporation shall call a meeting for the election of directors and, if necessary, the amendment of the By-Laws to permit the holders of the Preferred Stock to exercise their rights pursuant to subdivision 5B above, such meeting to be held not less than 45 days and not more than 90 days after the accrual of such rights. When such rights shall cease, then forthwith the terms of the directors who were elected by the holders of the Preferred Stock shall terminate and the number of directors constituting the Board of Directors of the corporation shall be reduced by the number of directors whose terms shall have so terminated.


ACTION REQUIRING CERTAIN CONSENT OF PREFERRED STOCKHOLDERS

    6A. Except with the consent of the holders of at least two-thirds (2/3) of the Preferred Stock at the time outstanding, given by vote at a meeting duly called and held for the purpose, or given in such other manner as may be authorized by law, the corporation shall not (a) authorize, create or issue any class of capital stock having a priority over the Preferred Stock in respect of the payment of dividends or payments in case of liquidation, dissolution or winding up of the corporation, (b) increase the rights and preferences or number of authorized shares of any such prior ranking stock, or (c) issue any shares of any such prior ranking stock more than 12 months after the date of such authorization.

      6B. Except with the consent of the holders of at least two-thirds (2/3) of the Preferred Stock at the time outstanding, or at least two-thirds (2/3) of the series of the Preferred Stock affected if only one such series is affected, given by vote at a meeting duly called and held for the purpose, or, given in such other manner as may be authorized by law, the corporation shall not amend, alter, or repeal any of the rights, preferences or powers of the holders of the Preferred Stock so as to affect adversely any such rights, preferences or powers; provided, however, that no reduction of the dividend rate, redemption price, or the amount to be paid on liquidation, dissolution or winding up with respect to any share of the Preferred Stock may be made without the consent of the holder thereof and no such reduction with respect to the shares of any particular series of the Preferred Stock shall be made without the consent of all the holders of shares of such series.

    6C. Except with the consent of the holders of a majority of the shares of the Preferred Stock at the time outstanding, given in writing or by vote at a meeting duly called and held for the purpose, the corporation shall not issue, sell or otherwise dispose of authorized but unissued shares of the Preferred Stock (except at a time when no shares of Preferred Stock are outstanding) or any other stock ranking on a parity with the Preferred Stock in respect of dividends or payment in case of liquidation, dissolution or winding up of the corporation, or reissue, sell or otherwise dispose of any reacquired shares of the Preferred Stock or such other stock, other than (a) to refinance an equal par value or stated value of the Preferred Stock or of stock at the time outstandinq ranking prior to or on a parity with the Preferred Stock in respect of dividends or payment in case of liquidation, dissolution or winding up of the corporation or (b) Preferred Stock issued as dividends on outstanding shares of Preferred Stock the terms of which expressly permit or require the corporation to pay such dividends in additional shares of Preferred Stock, at any time prior to May 16, 1992, nor at any time thereafter:

    1. unless, for a period of 12 consecutive calendar months within the 15 consecutive calendar months immediately preceding the calendar month in which any such shares shall be issued (but in no event including any month prior to May 16, 1991), the Income before Interest Charges of the corporation for said 12-month period available for the payment of interest, determined in accordance with the systems of accounts then prescribed for the corporation by the State of New Hampshire Public Utilities Commission (or by such other official body as may then have authority to prescribe such systems of accounts), but in any event after deducting taxes including taxes based on income and the amount charged by the corporation on its books to depreciation expense, (including, in any case in which such stock is to be issued, sold or otherwise disposed of in connection with the acquisition of any property (including property directly or indirectly acquired or disposed of by the corporation, whether consisting of stock or other ownership interests, partnership participation or otherwise), the Income before Interest Charges of the property to be so acquired, computed as nearly as practicable in the manner specified above) is at least one and one-half (1 1/2) times the sum of (a) the interest charges for one year on all indebtedness which shall then be outstanding (includinq any indebtedness proposed to be created in connection with the issue, sale or other disposition of such shares, but not including any indebtedness proposed to be retired in connection with such issue, sale or other disposition or indebtedness held by or for the account of the corporation), calculated, in the case of floating rate indebtedness, as if the rate in effect on the date of the computation is the applicable rate for the entire period, and (b) such annual rental charges as shall not be deducted in such determination of Income before Interest Charges and (c) an amount equal to all annual dividend requirements on all outstanding shares of the Preferred Stock and all other stock, if any, ranking on a parity with or having priority over the Preferred Stock as to dividends or payments in case of liquidation, dissolution or winding up of the corporation, including the shares proposed to be issued, but not including any shares proposed to be retired in connection with such issue, sale or other disposition; or

    2. if such issue, sale or disposition would bring the aggregate of the amount payable in connection with an involuntary liquidation of the corporation with respect to all shares of the Preferred Stock and all shares of stock, if any, ranking on a parity with or having priority over the Preferred Stock as to dividends or payments in case of liquidation, dissolution or winding up of the corporation to an amount in excess of the sum of the junior stock equity. If for the purposes of meeting the requirements of this clause 2, it shall have been necessary to take into consideration any earned surplus of the corporation, the corporation shall not thereafter pay any dividends on or make any distributions in respect of, or make any payment for the purchase or other acquisition of, junior stock which would result in reducing the junior stock equity to an amount less than the amount payable on involuntary liquidation of the corporation with respect to the Preferred Stock and all shares ranking on a parity with or having a priority over the Preferred Stock in respect of dividends or payments in case of liquidation, dissolution or winding up of the corporation at the time outstanding.

    If during the period for which Income before Interest Charges is to be determined for the purpose set forth in this subdivision 6C the amount, if any, required to be expended by the corporation during such period for property additions pursuant to a renewal and replacement fund or similar fund established under any indenture of mortgage or deed of trust of the corporation shall exceed the amount deducted during such period in the determination of such Income before Interest Charges on account of depreciation and amortization of electric plant acquisition adjustments (including for this purpose any amount deducted on account of the acquisition premium referred to in subdivision 2E of this Article V), such excess shall also be deducted in determining such Income before Interest Charges.

    6D. No share of the Preferred Stock shall be deemed to be "outstanding" within the meaning of this subdivision 6 or of subdivision 7, if, (a) such share is held by the corporation or an affiliate of the corporation or (b) at or prior to the time when the consent or approval herein or therein referred to would otherwise be required, provision shall be made for its redemption, including a deposit complying with the requirements of subdivision 3E.


MERGER, CONSOLIDATION OR SALE OF ALL ASSETS

    7. The provisions of this Paragraph 7 shall become effective as of the date of the merger (the "Merger") of Northeast Utilities Acquisition Corp. ("NUAC"), a New Hampshire Corporation, with and into the corporation pursuant to the joint plan (the "Joint Plan") for the reorganization of the corporation filed by NUSCO on behalf of its parent and by others in Bankruptcy Case No. BK88-00043 in the United States Bankruptcy Court for the District of New Hampshire and confirmed by the Court by order dated April 20, 1990 (the "Confirmation Order"). Except with the consent of the holders of a majority of the Preferred Stock at the time outstanding, given in writing or by vote at a meeting duly called and held for the purpose, the corporation shall not merge or consolidate with or into any other corporation or sell or otherwise dispose of all or substantially all of its assets (except by mortgage or pledge) (collectively, a "Transfer") unless such Transfer or other disposition, or the issuance or assumption of securities in the effectuation thereof shall have been ordered, approved or permitted under the Public Utility Holding Company Act of 1935; provided, however, that no such consent shall be required (i) for the Merger, (ii) for the transfer of the corporation's "interest in the Seabrook project," including, without limitation, its interest in Seabrook Unit No. 1, certain nuclear fuel and the balance of the Seabrook site, to North Atlantic Energy Corporation pursuant to the Joint Plan, or (iii) for any transfer of the corporation's New Hampshire Yankee Division and/or the assets, liabilities and employees of the New Hampshire Yankee Division pursuant to the Joint Plan.


NO PREEMPTIVE RIGHT

    8. The holders of the Preferred Stock shall have no preemptive right to subscribe to any future issue of additional shares of the Common Stock or the Preferred Stock or of any other class of stock (preferred or otherwise) now or hereafter authorized, nor for any future issue of bonds, notes or other evidence of indebtedness convertible into stock or other securities exchangeable for stock.

TRANSFER AGENT

    9. The corporation shall always have at least one Transfer Agent for the Preferred Stock, which may be the corporation or an affiliate of the corporation.


TERMS OF 10.60% CUMULATIVE PREFERRED STOCK, SERIES A

    10A. There shall be established a series of the corporation's Preferred Stock designated as "10.60% Cumulative Preferred Stock, Series A," consisting of 5,000,000 shares.

    10B. The special relative rights and preferences of the 10.60% Cumulative Preferred Stock, Series A, shall be as set forth below:

(1) Cumulative dividends shall be payable on shares of 10.60% Cumulative Preferred Stock, Series A, at the rate of 10.60% per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31 in each year, commencing on June 30, 1991.

  (2) Except to the extent that it may be prevented from doing so by law or by the terms of any agreement, contract, mortgage, Indenture or, by the terms of the corporation's Amended Articles of Incorporation or any other instrument to which the corporation is a party, the corporation shall, on June 30, 1997 and on each June 30 thereafter, redeem 1,000,000 shares of 10.60% Cumulative Preferred Stock, Series A (or all of such shares outstanding, if there are fewer than 1,000,000 shares outstanding), at a sinking fund redemption price equal to $25.00 per share, together with accrued but unpaid dividends thereon to the date fixed for redemption (the failure by the corporation to so redeem such shares, regardless of whether it is prevented from doing so for any of the reasons enumerated above, shall constitute an "event of default" under Article V, subdivision 5B of the corporation's Amended Articles of Incorporation). The obligation of the corporation to redeem shares of 10.60% Cumulative Preferred Stock, Series A. pursuant to this paragraph shall be cumulative.

  (3) The 10.60% cumulative Preferred Stock, Series A, shall not be subject to optional redemption by the corporation.

Except as specially provided for above, the 5,000,000 shares of the corporation's 10.60% Cumulative Preferred Stock, Series A, shall constitute part of and have the general terms, limitations and relative rights and preferences of the corporation's Preferred Stock.


ARTICLE VI
DIRECTORS

       1. The property and affairs of the corporation shall be managed, subject to the applicable terms of the Confirmation order, these Articles of Incorporation, the Corporation's By-Laws and the vote of the stockholders, by a Board of Directors constituted in accordance with the Confirmation Order and the By-Laws. The corporation shall enter into such agreements, including a management services agreement between the corporation and NUSCO, as may be required from time to time by the Confirmation Order.

       2. Notwithstanding any other provision of New Hampshire Law or these Articles of Incorporation, the Board of Directors shall take such action as may be necessary, without obtaining any vote, approval or consent of the corporation's stockholders, to cause the corporation to carry out, fulfill, comply with or otherwise effect the terms of the Confirmation Order.

       3. To the fullest extent permissible under the New Hampshire Business Corporation Law, as same exists or may hereafter be amended from time to time, no officer or director of the corporation shall be personally liable for money damages to the corporation or any of its shareholders for breach of fiduciary duty as a director, an officer, or both.

     Any repeal or modification of this paragraph 3 of this Article VI by the shareholders of the corporation shall not, unless otherwise required by law, adversely affect any right or protection of a director or officer existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


ARTICLE VII PREEMPTIVE RIGHTS

       The holders of the Common Stock shall have no preemptive riqht to subscribe to any future issue of additional shares of the Common Stock or the Preferred Stock or any other class of stock now or hereafter authorized, nor for any future issue of bonds, notes or other evidence of indebtedness convertible into stock or other securities exchangeable for stock.


ARTICLE VIII DISSENTERS' RIGHTS

       The holders of Common Stock shall be deemed to have each voted in favor of the Merger in connection with the approval of the Joint Plan, the entry of the Confirmation Order and the issuance of the shares of Common Stock as provided in the Joint Plan. Notwithstanding any other provision of New Hampshire law, no shareholder of the corporation shall have any right to dissent from or to obtain payment for his shares in the event of the occurrence of the Merger, other than the right to receive those payments provided for under the terms of such Merger.


ARTICLE IX

  The first meeting of the incorporators shall be held at the office of Demond, Woodworth, Sulloway & Rogers, 77 North Main Street, in Concord, New Hampshire, on the fourteenth day of August, 1926, at eleven o'clock in the forenoon.

   Dated at Concord, New Hampshire, this fourteenth day of August, 1926.

       Name                        Post Office Address

EDWARD K. WOODWORTH                 Concord, N.H.
JONATHAN PIPER                      Concord, N.H.
 WILLOUGHBY A. COLBY                 Concord, N.H.



ARTICLE X
DURATION

1.   The period of duration of the corporation is perpetual.